Exhibit 10.1

March 13, 2026

Agustina Gani Tjandrasuwita

Dear Madelene:

We are pleased to offer you employment with Solana Company a Delaware corporation (the “Company”). The terms of your offer are as follows:

Your initial position with the Company will be Chief Operating Officer & Deputy CFO, reporting to the Executive Chairman of the Company or such other person as designed from time to time by the Executive Title of the Company. You will be required to perform the duties commonly associated with the position of Position Title of the Company and as may also be assigned to you from time to time by the Report to Title of the Company. The Company reserves the right to change your job title or your duties as we may reasonably decide from time to time in its sole discretion. You will work from your home and as reasonably requested from time to time at the Company’s Pennsylvania-based office.

Beginning on or about April 1st, 2026 (the “Effective Date”), your annual base salary will be $350,000.00, paid in equal semi-monthly installments in accordance with our normal payroll procedures. Your annual base salary amount shall be subject to review and may be adjusted based upon the Company’s normal performance review practices.

Your first three (3) months of employment, commencing on the Effective Date, shall constitute a probationary period (the “Probationary Period”). The Company may extend or end the Employee’s probation period at its discretion. The Employee’s employment may be terminated within the first month of the probation period by either party at any time without notice to the other party, and the remainder with one month advance notice. During any extension of the Employee’s probation period, either party may terminate the employment by giving to the other party 7 days’ notice or payment in lieu of notice.

Upon signing this employment agreement and after completing the probation period, you are entitled to receiving a one-time sign-on bonus of a stock option agreement issued to be awarded under the 2022 Equity Incentive Plan (the 2022 EIP”) subject to approval by the Board (or the Compensation Committee of the Board) on or after the Effective Date, the Company will issue you a stock option with an approximate target value on the date of grant equal to US$75,000 (the “Option Award”) to purchase the Company’s Class A common stock (the “Initial Shares”), as an inducement for your acceptance of employment with the Company. The Option Award shall include the following additional terms: (1) the exercise price per share for the Initial Shares shall equal the Fair Market Value (as defined in the 2022 EIP) of the Company’s Class A common stock on the date of the grant of the Option Award; and (2) subject your continued employment with the Company and the terms and conditions of the 2022 Equity Incentive Plan, twenty-five percent (25%) of the Initial Shares shall vest and become exercisable on the first, second, third and fourth anniversary of the Effective Date and as further provided in the terms and conditions of this letter agreement, the Option Award and the 2022 EIP.

During your employment, you may also be eligible for an annual bonus in the form of cash (or in any other form as the Company considers appropriate in its sole and absolute discretion) equivalent to 40% of annual base salary (“Target Bonus”).

Subject to applicable laws, rules (including compliance with the US Listing Rules) and regulations, the Company may at its sole discretion, procure options, equity awards or restricted stock unit of the Company to be awarded to you subject to the approval by the board of directors of the Company at its sole and absolute discretion (the "Incentives"). Details of the Incentives (if any) will be provided by the Company to the Employee in a separate grant letter. The target range of the aggregate value for both the Target Bonus and Incentives is US$300,000 - 500,000.

Any entitlement to bonus payment (including end of year payment/bonus, annual payment, Bonus and Incentive), is of a gratuitous nature and whether it will be paid, its amount and timing of payment would be at the sole and absolute discretion of the Company. If the Company makes any bonus payment to you, it will not be obliged to make such subsequent bonus payments in the following financial years. For the avoidance of doubt, any payments made to you are entirely discretionary and do not form part your contractual remuneration or wages.

After the Effective Date, the Company will provide one-way business class air fare from the US to the new location if you are required to relocate. In addition, the Company will reimburse you up to one month of accommodations in the new location for the search of your residence, with the accommodations to be arranged or approved by the Company. The Company will also arrange and pay for tax preparation services to help you prepare your tax return for the first year in the case that you are relocated to a new country.

During your employment, you will be allowed to participate in the benefit programs and arrangements that the Company makes available to its employees, including paid time off (“PTO”), contributory and non-contributory welfare and benefit plans, disability plans, and medical, death benefit and life insurance plans for which you are eligible under the terms of those plans.

Your employment will be subject to the terms of the Company’s employee handbook (as amended from time to time), which will supplement this letter agreement and is expressly incorporated by reference into this letter agreement. In addition, your job duties, title, responsibility and reporting level, compensation and benefits, as well as personnel policies and procedures, are subject to change.

Your employment is effective as of the Effective Date. By signing this letter agreement, you acknowledge and agree that your employment with the Company is “at will,” meaning that either you or the Company are entitled to terminate your employment at any time for any reason, with or without cause.

Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express writing signed by you and the Company. You are required, as a condition to your employment with the Company, to sign the Company’s standard Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement in the form attached hereto as Exhibit A.

In your work for the Company, you are expected not to use or disclose any confidential information, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. You are expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By execution of this letter agreement, you hereby agree that you will not bring onto premises of the Company or use in your work for the Company any unpublished documents or property (including but not limited to proprietary information) belonging to any former employer or other third party that you are not authorized to use or disclose. By execution of this letter agreement, you hereby represent that you are able to perform your job duties within these guidelines.

This letter agreement and its attachments contain all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized member of the Board.  The terms of this letter agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to its principles of conflicts of laws.  By signing this letter agreement you irrevocably submit to the exclusive jurisdiction of the state and federal courts of the Commonwealth of Pennsylvania for the purpose of any suit, action, proceeding or judgment relating to or arising out of this letter agreement and the transactions contemplated hereby.  BY SIGNING THIS LETTER AGREEMENT, YOU ALSO WAIVE ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS LETTER AGREEMENT AND REPRESENT THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

We hope that you find the foregoing terms acceptable.  You may indicate your agreement with these terms and accept this offer by signing and dating duplicate original copies of this letter agreement and the enclosed Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement and returning them to me.  As required by law, your employment with the Company is also contingent upon you providing legal proof of your identity and authorization to work in the United States. We look forward to you becoming a member of the Solana Company team!

Sincerely,

Solana Company

By: /S/ Joseph Chee

Name: Joseph Chee (Choon Wee)

Title: Executive Chairman

ACKNOWLEDGEMENT AND ACCEPTANCE

I have read and accept this letter agreement. By signing this letter agreement, I represent and warrant to the Company that I am under no contractual commitments inconsistent with my obligations to the Company. Further, in consideration of my employment, I agree that, unless a shorter period of limitations applies, any claim, suit, action or other proceeding arising out of my employment or the termination of my employment, including but not limited to claims arising under state or federal civil rights statutes, must be brought or asserted by me within six (6) months of the event giving rise to the claim or be forever barred. I expressly waive any longer statute or other period of limitations to the contrary.

/S/ AGUSTINA GANI TJANDRASUWITA Dated: March 16, 2026

Agustina Gani Tjandrasuwita

EXHIBIT A

Employee Proprietary Information, Inventions
Assignment AND NON-COMPETITION Agreement

THIS EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) is made as of the date set forth below between solana Company, a Delaware corporation (the “Company”), and the undersigned employee of the Company (“Employee”).

This Agreement confirms certain terms of Employee’s employment with the Company, which Employee acknowledges are a material part of the consideration for Employee’s employment by the Company, and the compensation received by Employee from the Company from time to time.

1.Definitions.  The following capitalized terms used in this Agreement shall have the following meanings:
(a)“Company Documents and Materials” means documents or other media, whether in tangible or intangible form, that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents or media have been prepared by Employee or by others.  Company Documents and Materials include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, tests, test results, experiments, customer lists, computer disks, tapes or printouts, sound recordings and other printed, electronic, typewritten or handwritten documents or information, sample products, prototypes and models.
(b)“Inventions” means, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable or copyrightable, made or discovered or conceived or reduced to practice or developed by Employee, either alone or jointly with others.
(c)“Proprietary Information” means information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known to, or was or is conveyed to the Company, which has commercial value in the Company’s business, whether or not patentable or copyrightable, including, without limitation, information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions, works of authorship, formulas, business and product development plans, customer lists, terms of compensation and performance levels of the Company’s employees and consultants, the Company’s customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person or entity.
2.Confidentiality of Proprietary Information.
(a)Nature of Information.  Employee understands that the Company possesses and will possess Proprietary Information which is important to its business.  Employee understands that Employee’s engagement creates a relationship of confidence and trust between the Company and Employee with respect to Proprietary Information.

Exhibit A - 1

(b)Property of the Company.  Employee acknowledges and agrees that all Company Documents and Materials, Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of the Company.  Employee hereby assigns to the Company any and all rights, title and interest Employee may have or acquire in the Proprietary Information or any Company Documents and Materials.
(c)Confidentiality.  At all times, both during the term of Employee’s engagement by the Company and after Employee’s termination, Employee shall keep in confidence and trust and shall not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the President or other duly designated officer of the Company, except as may be necessary in the ordinary course of performing Employee’s duties for the Company; provided, however, that Employee shall have no such obligation with respect to Proprietary Information that (i) was already known to Employee at the time of its disclosure to Employee by or on behalf of the Company, as evidenced by written records (ii) at the time of disclosure to Employee was generally available to the public or otherwise in the public domain, or (iii) subsequent to such disclosure becomes generally available to the public without fault on Employee’s part.
(d)Compelled Disclosure.  In the event that Employee is requested in any proceeding to disclose any Proprietary Information, Employee shall give the Company prompt notice of such request so that the Company may seek an appropriate protective order.  If, in the absence of a protective order, Employee is nonetheless compelled by any court or tribunal of competent jurisdiction to disclose Proprietary Information, Employee may disclose such information without liability hereunder; provided, however, that Employee gives the Company notice of the Proprietary Information to be disclosed as far in advance of its disclosure as is practicable and uses Employee’s best efforts to obtain assurances that confidential treatment will be accorded to such Proprietary Information.
(e)Records.  Employee agrees to make and maintain adequate and current written records, in a form specified by the Company, of all Inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement.
(f)Handling of the Company Documents and Materials.  Employee agrees that during Employee’s employment by the Company, Employee shall not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except as Employee may be required to do in connection with performing the duties of Employee’s employment.  Employee further agrees that, immediately upon the termination of Employee’s employment by Employee or by the Company for any reason, or during Employee’s employment if so requested by the Company, Employee shall return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Employee’s personal copies of personnel records and records relating to Employee’s compensation; and (ii) Employee’s copy of this Agreement.

Exhibit A - 2

3.Inventions.
(a)Disclosure.  Employee shall promptly disclose in writing to Employee’s immediate supervisor or to such other person designated by the Company all Inventions made during the term of Employee’s employment.  Employee shall also disclose to Employee’s immediate supervisor or such designee all Inventions made, discovered, conceived, reduced to practice or developed by Employee either alone or jointly with others, within six (6) months after the termination of Employee’s employment with the Company which resulted, in whole or in part, from Employee’s prior employment by the Company.  Such disclosures shall be received by the Company in confidence, to the extent such Inventions are not assigned to the Company pursuant to subsection (b) below, and do not extend the assignments made in such subsection.
(b)Assignment of Inventions to the Company.  Except as provided in Sections 3(c) and 3(d), Employee agrees that all Inventions which Employee makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during Employee’s employment, including, but not limited to, conceptions or ideas derived prior to employment and reduced to practice or developed (in whole or in part, either alone or jointly with others) during employment, shall be the sole property of the Company to the maximum extent permitted by law and Employee agrees to assign and hereby does assign to the Company all right title and interest to the Inventions.
(c)Works Made for Hire.  Employee agrees that the Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions.  Employee further acknowledges and agrees that such Inventions, including, without limitation, any computer programs, programming documentation and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws.  Employee hereby assigns to the Company any and all rights, title and interest Employee may have or acquire in such Inventions.  If in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or a machine a prior Invention or improvement owned by Employee or in which Employee has an interest, and listed in Exhibit 1, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of or in connection with such product process or machine.  Pursuant to Section 3(d), if in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or a machine a prior Invention or improvement owned by Employee or in which Employee has an interest, but not listed in Exhibit 1, Employee agrees to assign and hereby does assign all rights and interest in the Invention to the Company.
(d)List of Inventions.  Employee has attached hereto as Exhibit 1 a complete list of all Inventions or improvements to which Employee claims ownership or in which Employee has an interest and that Employee desires to remove from the operation of this Agreement.  Employee acknowledges and agrees that such list is complete.  If no such list is attached to this Agreement or such Exhibit has not been completed and signed by Employee, Employee represents to the Company and agrees that Employee has no such Inventions or improvements at the time of signing this Agreement.

Exhibit A - 3

(e)Cooperation.  Employee agrees to perform, during and after Employee’s employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements in any and all countries.  Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings.  Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agents and attorney-in-fact, coupled with an interest, to act for and on Employee’s behalf and in Employee’s place and stead, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Section, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, filing with the FDA, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements with the same legal force and effect as if executed by Employee.
(f)Assignment or Waiver of Moral Rights.  Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “Moral Rights” (collectively, “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the law in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.
(g)Holdover Assignment.
(i)Employee agrees to, after the termination of Employee’s employment with the Company for any reason, (1) disclose immediately to the Company all Inventions, patentable or not; (2) assist, at the Company’s expenses such applications for United States patents and foreign patents covering such Inventions as the Company may request; (3) assign to the Company without further compensation to Employee the entire title and rights to all such Inventions and applications that Employee may have, and (4) execute, acknowledge, deliver, or act as otherwise necessary at the request of the Company all such papers, including but not limited to patent applications, assignments, power of attorney, as necessary to secure the Company the fully rights to such Inventions and applications.
(ii)The Inventions which shall come under this Section 3(g) shall include all Inventions that (1) Employee conceives, reduces to practice, or otherwise makes or develops, either solely or jointly with others, within one year after the termination of Employee’s employment with the Company; and (2) are in any way based on any trade secret or confidential or proprietary information that Employee learned during employment at the Company; or result from any work performed by Employee for the Company; or are in any way related to the subject matter or activities of Employee’s employment at the Company.

Exhibit A - 4

4.Non-Solicitation or Hire of Company Employees.  During the term of Employee’s employment and for one (1) year thereafter, Employee shall not encourage or solicit any employee of the Company to leave the Company for any reason or to accept employment with any other person or entity.  As part of this restriction, Employee shall not (a) interview or provide any input to any third party regarding any such person during such time period, or (b) retain or hire in any capacity, either individually or for any company by which Employee may be employed or with which Employee may be affiliated, any person who is or was employed by the Company at any time during the time of Employee’s employment with Company and six (6) months after the termination of Employee’s employment with the Company.  Notwithstanding the foregoing, the restrictions of this Section shall not apply with respect to the bona fide hiring and firing of the Company personnel to the extent such acts are part of Employee’s duties for the Company.
5.Non-Solicitation of Non-Employees.  During the term of this Agreement and for one (1) year thereafter, Employee shall not interfere with or attempt to impair the relationship between the Company and any of its non-employee consultants and advisors or customers, nor shall Employee attempt, directly or indirectly, to solicit, entice, hire or otherwise induce any non-employee consultant or advisor or customer of the Company to terminate association with Company
6.Non-Competition.  During the term of Employee’s employment and for one (1) year thereafter, Employee shall not, with or without consideration, render services in any capacity to any person, business, firm or the Company engaged in any business competitive with the business conducted by the Company at the time of Employee’s employment with the Company, or the termination of Employee’s employment.  Employee shall not become interested in any such business involved in competitive activities with the Company, either directly or indirectly, as partner, stockholder, principal, member, employee, agent, trustee, consultant, or any other relationship or capacity; provided, however, that such restriction shall not apply with respect to a less than or equal to a one percent (1%) of an entity which is publicly traded and listed on a recognized securities exchange.
7.Reasonableness of Terms.  The Company and Employee agree that the terms contained in Sections 2-6 of this Agreement are reasonable in all respects and that the restrictions contained therein are designed to ensure that Employee does not engage in unfair competition with the Company.  In the event a court determines that any of the terms or provisions of this Agreement are unreasonable, the court may limit the application of any provision or term, or modify any provision or term, and proceed to enforce this Agreement as so limited or modified.
8.Remedies.  Employee acknowledges that a violation of the terms of this Agreement may give rise to irreparable injury to the Company inadequately compensable in damages, and accordingly, agrees that the Company may seek injunctive relief against such breach or threatened breach, in addition to any other legal remedies which may be available, including recovery of monetary damages.  In any action successfully brought by the Company to enforce the rights of the Company against Employee under this Agreement, the Company shall also be entitled to recover reasonable attorneys’ fees and costs of the action, and the period of the restrictions above shall be deemed to commence upon the entry of the court’s order for relief.
9.General.
(a)Severability.  Employee agrees that if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Exhibit A - 5

(b)Authorization to Notify New Employer.  Employee hereby authorizes the Company to notify Employee’s new employer about Employee’s rights and obligations under this Agreement following the termination of Employee’s employment with the Company.
(c)Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and Employee relating to the subject matter herein and supersedes all prior discussions between them and any and all statements made by any officer, employee or representative of the Company regarding the Company’s financial condition or future prospects.  Employee understands and acknowledges that, except as set forth in this Agreement and in the offer letter from the Company to Employee, (i) no other representation or inducement has been made to Employee, (ii) Employee has relied on Employee’s own judgment and investigation in accepting Employee’s employment with the Company, and (iii) Employee has not relied on any representation or inducement made by any officer, employee or representative of the Company.
(d)Amendment.  No modification of or amendment to this Agreement nor any waiver of any rights under this Agreement shall be effective unless in a writing signed by the President of the Company and Employee.  Employee understands and agrees that any subsequent change or changes in Employee’s duties, salary or compensation shall not affect the validity or scope of this Agreement.
(e)Effective Date and Binding Effect.  This Agreement shall be effective as of the first day of Employee’s employment with the Company and shall be binding upon Employee, Employee’s heirs, executor, assigns and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.
(f)Governing Law; Consent to Jurisdiction, Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to its principles of conflicts of laws. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania located and United States District Courts in the Commonwealth of Pennsylvania for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES UPON EMPLOYEE WITHOUT RESERVATION.  NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO EMPLOYEE TO INDUCE EMPLOYEE TO SIGN THIS AGREEMENT.  EMPLOYEE SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY.

Exhibit A - 6

THE COMPANY: SOLANA Company By:/S/ Joseph Chee Name: Joseph Chee(Choon Wee) Title: Executive Chairman	EMPLOYEE: /S/ AGUSTINA GANI TJANDRASUWITA Print Name: Agustina Gani Tjandrasuwita

Date: March 13, 2026

Exhibit A - 7

Exhibit 1

The following is a complete list of all Inventions or improvements relevant to the subject matter of Employee’s employment by the Company that have been made or discovered or conceived or first reduced to practice by Employee either alone or jointly with others prior to Employee’s employment by the Company that Employee desires to remove from the operation of the Company’s Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement:

⌧	No Inventions or improvements.
	See below: Any and all Inventions regarding:
	Additional sheets attached.

Employee proposes to bring to Employee’s employment the following materials and documents of a former employer:

⌧	No materials or documents
	See below:

Date: 03/16/2026 /S/ AGUSTINA GANI TJANDRASUWITA

Employee Signature

Exhibit A - 8